Exhibit 99.17

JOINT FILING AGREEMENT

The undersigned agree that this Amendment to Schedule 13D, and any amendments hereto, relating to the Class A common stock, par value of US$0.001 per share of Cinedigm Corp, a Delaware corporation whose principal place of business is in New York, New York, shall be filed on behalf of the undersigned.

January 13, 2021

Bison Entertainment Investment Limited	Bison Entertainment and Media Group

/s/ Peixin Xu	By:	/s/ Peixin Xu
Peixin Xu	Name:	Peixin Xu
President and Director	Title:	Director

Bison Capital Holding Company Limited	MingTai Investment LP

/s/ Peixin Xu	By:	/s/ Yu-An Chen
Peixin Xu	Name:	Yu-An Chen
Director	Title:	Director

Bison Global Investment SPC

/s/ Yu-An Chen	/s/ Peixin Xu
Yu-An Chen	Peixin Xu
Director

/s/ Fengyun Jiang
Fengyun Jiang*